Exhibit 15

                           [LOGO OF KANSAS CITY LIFE]
                                KANSAS CITY LIFE
                                INSURANCE COMPANY
                                -----------------

                      ACCELERATION OF DEATH PROCEEDS RIDER

THIS RIDER PROVIDES FOR PAYMENT OF A PORTION OF THE CONTRACT DEATH PROCEEDS PRIOR TO THE DEATH OF THE INSURED UNDER CONDITIONS EXPLAINED IN SECTION 2 OF THIS RIDER.

CONTRACT VALUES AND DEATH BENEFITS ARE REDUCED WHEN ACCELERATED BENEFITS ARE PAID UNDER THIS RIDER. RECEIPT OF ACCELERATED DEATH BENEFITS MAY ADVERSELY AFFECT ELIGIBILITY FOR PUBLIC ASSISTANCE PROGRAMS SUCH AS MEDICAL ASSISTANCE (MEDICAID) OR OTHER GOVERNMENT BENEFITS. THE ACCELERATED BENEFIT UNDER THIS RIDER MAY BE TAXABLE. AS WITH ALL TAXABLE MATTERS, YOU SHOULD DISCUSS THIS WITH YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES PRIOR TO ELECTING TO RECEIVE THE BENEFITS.

THIS RIDER DOES NOT PROVIDE HEALTH, NURSING HOME, OR LONG TERM CARE INSURANCE. THERE ARE NO RESTRICTIONS OR LIMITS ON THE USE OF ACCELERATED BENEFIT PAYMENTS.

SECTION 1: DEFINITIONS

The following are key words used in this rider. As you read this rider, refer to these definitions.

1.1 ACTIVITIES OF DAILY LIVING
Activities of Daily Living are:

1. Bathing - Washing oneself by sponge bath or in either a tub or shower, including the task of getting into or out of the tub or shower.

2. Continence - The ability to maintain control of bowel and bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag).

3. Dressing - Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

4. Eating - Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

5. Toileting - Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

6.       Transferring - Moving into or out of a bed, chair or wheelchair.

1.2 BENEFIT BASE
The Benefit Base is used in the calculation of your benefit under this rider and is shown in Section 1 of the Contract.

The Benefit Base cannot ever exceed 90% of the specified amount of the Contract. Reductions in the contract's specified amount may cause a reduction in the Benefit Base.

Automatic, periodic increases in the specified amount as provided by riders, such as the Cost of Living Rider, will increase the Benefit Base by the same percentage as the increase in the specified amount, subject to the maximum accelerated benefit amount.

1.3 CHRONIC CONDITION
The Insured has currently, and has been certified by a Licensed Physician within the last 12 months as having, a condition resulting in:

         1. being permanently unable to perform, without substantial assistance from another individual, at least two Activities of Daily Living due to a loss of functional capacity; or

         2. requiring substantial supervision to protect such Insured from threats to health and safety due to permanent Severe Cognitive Impairment.

To qualify as a Chronic Condition, the Insured must be receiving Health Care Assistance as defined herein at least two times per week.

1.4 CONFINED OR CONFINEMENT
The Insured must be residing in and receiving care in an Eligible Nursing Home as defined herein.

1.5 ELIGIBLE NURSING HOME
An institution or special nursing unit of a hospital that meets at least one of the following requirements:

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         1.    approved as a Medicare provider of skilled nursing care
               services; or

         2. licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

         3.    meets all the requirements listed below:

               a. licensed as a nursing home by the state in which it is located;

               b. main function is to provide skilled or intermediate nursing care;

               c. engaged in providing continuous room and board accommodations to 3 or more persons;

               d. under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);

               e.    maintains a daily medical record of each patient; and

               f. maintains control and records for all medications dispensed.

Institutions that primarily provide residential facilities do not qualify as Eligible Nursing Homes.

1.6 HEALTH CARE ASSISTANCE
Services to assist the insured in Activities of Daily Living or required because of Cognitive Impairment. Health Care Assistance must be received in the United States. Health Care Assistance is not limited by location; it may be received where appropriate including but not limited to the insured's residence (permanent or temporary), a hospital, a nursing home, a hospice center, assisted living facility, or any other care facility. Health Care Assistance must be:

         1.    received from a Health Care Provider as defined herein, and

         2.    be documented per a current Plan of Care as defined herein.

1.7 HEALTH CARE PROVIDER
Health Care Providers must be trained to provide the type of care given. Health Care Providers may be representatives of Home Health Agencies, independent home health care providers, home health aides, therapists, or other health care professionals. A Health Care Provider cannot be a member of the Insured's Immediate Family.

1.8 IMMEDIATE FAMILY
The Insured or the Insured's spouse, or the following relatives of the Insured or the Insured's spouse: parents, grandparents, stepparents, siblings, children, stepchildren, grandchildren, and their respective spouses.

1.9 LICENSED PHYSICIAN
A licensed Doctor of Medicine (M.D.) or licensed Doctor of Osteopathy (D.O.) operating within the scope of licensure. This does not include the Insured or a member of the Insured's Immediate Family.

1.10 PLAN OF CARE
A written plan for services designed especially for the Insured. This Plan of Care must specify the type, frequency and providers of all the services the Insured requires. The Plan of Care must be approved by a physician, registered nurse (R.N.), licensed social worker or any other individual who meets the requirements of a licensed health care practitioner as may be prescribed by the U.S. Secretary of the Treasury. The person approving the Plan of Care may not be a member of the Insured's Immediate Family.

1.11 SEVERE COGNITIVE IMPAIRMENT
The deterioration or loss of the Insured's intellectual capacity, which requires substantial supervision by another person to protect the Insured or others. It is measured by clinical evidence and standardized tests which reliably measure the Insured's impairment in:

         1.    short or long term memory;

         2.    orientation as to people, places or time; and

         3.    deductive or abstract reasoning.

Severe cognitive impairment includes conditions such as Alzheimer's disease and similar forms of irreversible dementia.

1.12 SUBSTANTIAL ASSISTANCE
This means hands-on assistance or standby assistance. Hands-on assistance means the physical assistance of another person without which the Insured would be unable to perform the Activity of Daily Living. Standby assistance means the presence of another person within arm's reach of the Insured that is necessary to prevent, by physical intervention, injury to the Insured while he or she is performing an Activity of Daily Living.

SECTION 2: BENEFITS UNDER THIS RIDER

2.1 THE BENEFIT
We will provide the opportunity for the Contractowner to receive monthly benefits or a lump sum benefit prior to the death of the Insured. This rider provides two options under which the Insured may qualify for benefits:

         1.    Chronic Condition Option; and

         2.    Confinement Option.

You may elect payments under both options. We describe these options and the payments in more detail below.

2.2 MAXIMUM ACCELERATED BENEFIT AMOUNT
The maximum accelerated benefit amount payable under this rider for Chronic Condition and/or Confinement benefits is as stated in Section 1 of the Contract.

In no case will any combination of benefits paid for chronic condition or confinement exceed 100% of the maximum accelerated benefit. The total accelerated death benefit payable under this rider can never exceed the Benefit Base. The total accelerated death benefits payable under all contracts or riders on the life of a single insured

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can never exceed $350,000 regardless of the number or sizes of the Contracts or riders in force.

Additionally the maximum monthly benefit amount may not exceed the per diem limitation described in section 7702B(d) of the Internal Revenue Code.

2.3 MONTHLY BENEFIT
The monthly benefit amounts will be determined as follows:

         MONTHLY CHRONIC CONDITION BENEFIT
         The maximum amount of the monthly chronic condition benefit is shown in
         Section 1 of the Contract, payable up to the maximum accelerated benefit amount.

         MONTHLY CONFINEMENT BENEFIT
         The maximum amount of the monthly confinement benefit is shown in
         Section 1 of the Contract, payable up to the maximum accelerated benefit amount.

The Insured may elect to receive an amount less than the amounts available for the monthly chronic condition benefit and the monthly confinement benefit. However, we reserve the right to require that each monthly payment be a minimum of $50.

If the benefits are payable for a period of less than one month, the amount payable for each day will be 1/30th of the monthly benefit.

If the Contract has an outstanding loan balance, we will deduct a portion of the monthly benefit payment and apply this portion to reduce the loan balance.

The portion deducted will equal:

                                     (A X B)
                                     -------
                                        C

"A" is the monthly benefit payment.

"B" is the greater of the outstanding loan balance on the date of the monthly benefit payment or the largest previous outstanding loan balance on any previous date of a monthly benefit payment.

"C" is the specified amount of the Contract.

The amount deducted from the monthly benefit to be applied to the loan is considered part of the monthly benefit.

2.4 LUMP SUM BENEFIT
A lump sum benefit is offered in lieu of monthly payments. If a lump sum benefit is elected, no monthly benefits or future lump sum benefits under the corresponding option are available in the future. Similarly, if monthly payments are elected a lump sum payment for the corresponding option is not available in the future.

The lump sum benefit amounts will be determined as follows:

         LUMP SUM CHRONIC CONDITION BENEFIT
         The maximum amount of the lump sum chronic condition benefit is shown in Section 1 of the Contract, but not more than the maximum accelerated benefit amount.

         LUMP SUM CONFINEMENT BENEFIT
         The maximum amount of the lump sum confinement benefit is shown in
         Section 1 of the Contract, but not more than the maximum accelerated benefit amount.

The Insured may elect to receive an amount less than the amounts available for the lump sum chronic condition benefit and the lump sum confinement benefit. However, we reserve the right to require that the payment be a minimum of $500.

If the Contract has an outstanding loan balance, we will deduct a portion of the lump sum benefit payment and apply this portion to reduce the loan balance. The portion deducted will equal:

                                     (A X B)
                                     -------
                                        C

"A" is the lump sum benefit payment.

"B" is the value of the outstanding loan balance on the date of the lump sum benefit payment.

"C" is the specified amount of the Contract.

The amount deducted from the lump sum to be applied to the loan is considered part of the lump sum benefit.

2.5 CHRONIC CONDITION OPTION
If the Insured has a chronic condition, you may elect this option to provide monthly chronic condition benefits. In order to exercise this option:

         1. we must receive evidence satisfactory to us that the Insured has a chronic condition, and

         2. the Insured must have had the chronic condition continuously for the preceding 90 days.

If you do not wish to receive monthly payments, you may elect to receive a lump sum as described above.

2.6 CONFINEMENT OPTION
If the Insured is confined, you may elect this option to provide monthly confinement benefits. In order to exercise this option:

         1. the Insured must be currently, and have been continuously for the preceding 90 days, confined as defined herein, and

         2. the Insured's confinement must be due to medical reasons that are verified by a licensed physician.

If you do not wish to receive monthly payments, you may elect to receive a lump sum as described above.

2.7 CONDITIONS
Your right to receive payment under either option is subject to the following conditions:

         1. You must elect an option in writing and provide initial and ongoing evidence of qualification in a form that meets our requirements;

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         2.    The Contract must be in force and not be in the grace period;

         3. We must receive the approval of any assignee or irrevocable beneficiary under your Contract;

         4. We have the right to seek a second medical opinion as to a Chronic Condition the Insured may have or the medical necessity for nursing home confinement. If we seek a second medical opinion, we will pay for it and will base eligibility for benefits on that opinion;

         5. This benefit provides for the accelerated payment of life insurance proceeds and is not intended to cause you to involuntarily gain access to proceeds ultimately payable to the named beneficiary. Therefore, we will make the accelerated death benefit proceeds available to you on a voluntary basis only.
               Accordingly:

               a. if you are required by law to exercise this option to satisfy the claims of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit; or

               b. if you are required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, you are not eligible for this benefit.

2.8 EFFECT ON CONTRACT
Payments under this rider will reduce the amount payable on death, maturity or surrender of the Contract.

We will deduct the lien from values available for withdrawal or loan.

If the death benefit option on your Contract is Option B or Option C when benefits become payable, we will automatically change the death benefit option to Option A. The new Option A specified amount will be the specified amount as described in the Contract's option change provision. The Benefit Base will be increased in proportion to the increase in the specified amount, but cannot exceed the maximum accelerated benefit amount shown in Section 1 of the Contract.

After any benefit payment is made under this rider we will have an absolute first lien against the Contract for an amount equal to the sum of all benefits paid under this rider.

We will exercise the lien when:

         1.    benefit payments are no longer payable under this rider;

         2.    the maximum accelerated benefit amount has been paid out;

         3.    the Contract terminates for any reason; or

         4.    this rider terminates for any reason.

On the date the lien is exercised, the values in the Contract are adjusted as follows:

         1.    the specified amount is reduced by the amount of the lien;

         2. the Contract value is reduced by an amount equal to the lien multiplied by the ratio of the Contract value to the specified amount of the Contract;

         3.    the Benefit Base is reduced by the amount of the lien; and

         4. surrender charges are reduced in proportion to the reduction in the specified amount.

After the lien is exercised there will be no further lien against the Contract. When the lien is exercised while the Contract is in force, we will send you updated information reflecting the changes to the values in the Contract.

SECTION 3: RIDER COST OF INSURANCE

The cost of insurance for this rider is determined on a monthly basis. The cost of insurance rates for this rider will not exceed the rates shown in the Table of Guaranteed Maximum Monthly Cost of Acceleration of Death Proceeds Rates per $1,000, found on page 6 of this rider. The cost of insurance rate multiplied by the Benefit Base divided by the specified amount of the Contract is added to the Insured's cost of insurance rate for the Contract. The cost of insurance is then determined as provided in the Contract using the increased rates.

The cost of insurance for this rider will be deducted monthly from the Contract value.

SECTION 4: GENERAL PROVISIONS

The following provisions apply to this rider:

4.1 APPLICABILITY
This rider is a part of the Contract to which it is attached, and this benefit is subject to all the provisions of this rider and the applicable Contract provisions.

4.2 EFFECTIVE DATE
The effective date of this rider is shown in Section 1 of the Contract. The incontestability provision in the Contract will apply to this rider, beginning on the rider effective date.

4.3 CANCELLATION
We may not cancel or reduce coverage under this rider. You may cancel this rider on any monthly anniversary day. Your request must be in writing and filed with us prior to the monthly anniversary day.

4.4 CONFORMITY WITH STATE STATUTES
On the effective date of this rider, if any provisions are in conflict with the laws of the state in which you reside, then these provisions are amended to conform to the minimum requirements of such laws.

4.5 TERMINATION OF RIDER
This rider terminates on the earliest of:

         1.    the date the Contract terminates for any reason;

         2.    the date this rider is cancelled by you;

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         3.    the date the maximum accelerated benefit amount is paid;

         4.    the date the Contract matures;

         5. the date you exercise a Paid-up Insurance Benefit option, if any, in the Contract; or

         6. the date no further benefit payments are available under either option.

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
             TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF ACCELERATION OF DEATH PROCEEDS RATES PER $1,000
---------------------------------------------------------------------------------------------------------------------
AGE        MALE          FEMALE          AGE          MALE          FEMALE          AGE          MALE          FEMALE
---------------------------------------------------------------------------------------------------------------------
 0         0.72           0.79           34           0.84           1.05           68           9.49            9.92
 1         0.56           0.71           35           0.86           1.08           69          10.55           10.86
 2         0.54           0.68           36           0.90           1.14           70          11.59           11.87
 3         0.53           0.66           37           0.94           1.19           71          12.77           12.96
 4         0.50           0.65           38           0.99           1.25           72          14.12           14.15
 5         0.48           0.63           39           1.06           1.31           73          15.42           15.50
 6         0.45           0.61           40           1.13           1.39           74          16.79           17.34
 7         0.42           0.60           41           1.21           1.46           75          18.22           19.64
 8         0.41           0.59           42           1.31           1.53           76          20.30           22.19
 9         0.40           0.58           43           1.41           1.60           77          22.49           24.93
10         0.41           0.58           44           1.52           1.65           78          25.00           27.91
11         0.44           0.59           45           1.64           1.74           79          27.14           30.86
12         0.50           0.62           46           1.77           1.84           80          29.50           33.71
13         0.58           0.65           47           1.90           1.95           81          32.12           37.33
14         0.68           0.70           48           2.04           2.09           82          35.07           41.24
15         0.69           0.73           49           2.19           2.23           83          38.05           44.79
16         0.70           0.76           50           2.35           2.39           84          41.20           48.52
17         0.72           0.79           51           2.51           2.55           85          44.44           53.06
18         0.73           0.79           52           2.68           2.72           86          48.07           57.74
19         0.74           0.80           53           2.84           2.90           87          51.73           62.56
20         0.75           0.81           54           3.03           3.07           88          55.40           68.45
21         0.75           0.82           55           3.24           3.26           89          59.12           74.67
22         0.75           0.83           56           3.46           3.46           90          62.96           81.25
23         0.75           0.85           57           3.68           3.69           91          67.02           88.35
24         0.75           0.87           58           3.91           3.94           92          71.45           96.25
25         0.75           0.89           59           4.15           4.25           93          76.76          105.54
26         0.76           0.91           60           4.42           4.59           94          83.96          117.58
27         0.77           0.92           61           4.70           5.00           95          91.16          129.67
28         0.78           0.94           62           5.18           5.47           96          98.36          141.86
29         0.78           0.96           63           5.72           6.03           97         105.56          154.20
30         0.79           0.98           64           6.32           6.66           98         112.76          166.84
31         0.79           0.99           65           6.97           7.38           99         120.00          180.00
32         0.80           1.01           66           7.78           8.16
33         0.81           1.02           67           8.67           9.02
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

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO BOX 219139, Kansas City, MO 64121-9139.

/S/ WILLIAM A. SCHALEKAMP                           /S/ R. PHILIP BIXBY
Secretary                                           President, CEO and Chairman

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